Certain identified information has been omitted from this exhibit because it is not material and is customarily and actually treated by the registrant as private or confidential. [***] indicates that information has been omitted.

Chain Bridge Bancorp, Inc.
and
Chain Bridge Bank, N.A.

Incentive Compensation Plan

Plan Year 2024

Chain Bridge Bancorp, Inc.
and
Chain Bridge Bank, N.A.
2024 Incentive Compensation Plan

Section 1. Purpose

Chain Bridge Bancorp, Inc. (the “Company”) and Chain Bridge Bank, N.A. (the “Bank”), collectively referred to as “Chain Bridge,” hereby establish the 2024 Incentive Compensation Plan (the “Plan”). The objective of the Plan is to promote a culture of safety, profitability, and growth while emphasizing robust risk management. The Plan underscores the importance of diligent risk controls and aims to foster a prudent risk management framework while promoting the sustainable and profitable growth of both the Company and the Bank. The Plan offers potential financial incentives to all participating employees in recognition and reward for their efforts and achievements in these critical areas. However, the final approval and distribution of any awards under this Plan are at the sole discretion of the Company’s Board of Directors.

Section 2. Definitions

2.1 Definitions.

(a)“Award Year” means the twelve (12) month period whose last day coincides with the end of the Company’s annual accounting period.

(b)“Board” means the Board of Directors of the Company.

(c)“Participant” means an employee designated by the Board to participate in the Plan.

(d)“Tier I Officers” means the Chairman, Chief Executive Officer, President, and Chief Financial Officer of the Bank.

(e)“Tier II Officers” means the Executive Vice Presidents of the Bank and Section 16 officers of the Company not otherwise classified as Tier I Officers who are designated as such by the Board as set forth in Section 6 hereof.

(f)“Tier III Officers” means the Senior Vice Presidents and Vice Presidents of the Bank who are designated as such by the Board as set forth in Section 6 hereof.

(g)“Tier IV Officers” means those officers of the Bank designated as such by the Board as set forth in Section 6 hereof.

(h)“Tier V Employees” means those non-officer employees of the Bank designated as such by the Board as set forth in Section 6 hereof.

(i)Each individual in Tiers I-V is considered a “Participant” in the Plan.

(j)“Salary” refers to the regular gross income paid to an officer or employee by the Company for services rendered as part of the terms of employment. This includes compensation paid on a periodic (e.g., weekly, bi-weekly, monthly) basis, excluding any and all forms of variable pay. For the purposes of this Plan, “salary” does not include any additional compensation or benefits, including but not limited to deferred compensation, bonuses, commissions, employer contributions to retirement plans, fringe benefits, allowances, reimbursements, insurance premiums, equity awards, stock options, stock appreciation rights, or any payments made under long-term incentive programs.

(k)No employee shall be excluded from being a Participant in the Plan by virtue of service as a Chain Bridge Director.

(l)“Retirement Date” means the date upon which a Participant attains age 65.

2.2 Gender and Number. Unless otherwise explicitly stated or contextually evident, words in the masculine form also include the feminine, and words in the singular form include the plural, and vice versa.

2.3 Formulas.

(a)“Plan Operating Income” means consolidated book net income of Chain Bridge, excluding gains or losses from the sale or other disposition of securities, mutual fund shares or exchange-traded shares, net of tax. Plan Operating Income includes provision for State Franchise Tax and Federal Income Taxes at the rates actually incurred by Chain Bridge.

(b)“Adjustment for Credit Losses” refers to a value calculated using the following elements related to various forms of credit, such as loans and securities. First, you start with the provisions set aside for potential credit losses, known as the ‘Credit Loss Provisions.’ From this, subtract the amounts written off as uncollectible, which we call ‘Charge-Offs of Bad Credits.’ Then, add back “Recoveries” which are any previously written-off amounts that have since been recovered. Further adjustments are made by adding or subtracting changes in the specific reserves for individual credits. The final total is adjusted to reflect the corresponding tax effects, either increasing or decreasing the total as necessary.

(c)“Budget Adjustments” means the total income impact, net of tax effect, of decisions adopted by the Board which deviate materially from the budget adopted by the Board. Changes could include strategic decisions such as adding another branch, adding another division or subsidiary of the Company or the Bank, acquiring assets or liabilities of another institution, a change in the capital structure, or any other material change not contemplated in the budget.

(d)“Other Adjustments” means the total amount, net of tax effect, of unusual and extraordinary income and/or expense items and/or average asset growth or average asset decline, which, in the sole discretion of the Board, would be considered inappropriate to include as part of operating results for the purposes of this Plan.

(e)“Base Plan Income” means Plan Operating Income increased or decreased by Adjustments for Credit Losses, Budget Adjustments and Other Adjustments, if any.

(f)“Adjustment for Plan Accrual” means the amount accrued on the books of Chain Bridge for this Plan, less the actual amount to be paid under this Plan, the total of which is decreased or increased by the associated tax effect.

(g)“Net Income for Plan” means Base Plan Income decreased or increased by Adjustment for Plan Accrual.

(h)“Average Assets for the Plan” means the arithmetic daily average assets of Chain Bridge, computed from January 1 through December 31, plus unrealized losses and less unrealized gains on securities, net of tax effect, plus the average balance of Allowance for Credit Losses, net of tax effect. In the case of extraordinary or temporary average asset growth or decline, in the current or previous year, the Board shall have the discretion to include or exclude all or part of the extraordinary or temporary asset fluctuation for the calculation of current or previous year Average Assets for the Plan. For example, assume actual Average Assets for the Plan during ‘year one’ were $550 million which exceeded the maximum Average Assets growth levels on the “Grid” of $500 million. When calculating growth in ‘year two,’ Average Assets from ‘year one’ may be adjusted to $500 million that was the maximum growth level recognized on the “Grid” during ‘year one.’

(i)“Average Equity for the Plan” means the arithmetic daily average equity of Chain Bridge, computed from January 1 through December 31, plus unrealized losses and less unrealized gains on securities, net of tax effect, plus the average balance of Allowance for Credit Losses, net of tax effect.

(j)“Return on Average Equity for the Plan” means the Net Income for the Plan, divided by Average Equity for the Plan in each case for the Award Year.

(k)“Asset Growth” means Average Assets for the Plan for the Award Year less Average Assets for the Plan for the previous year divided by Average Assets for the Plan for the previous year. In the event previous year asset growth exceeded maximum award levels in the previous year, the Board shall have the discretion to adjust the previous year Average Assets to the maximum award level achieved in the previous year.

Section 3. Administration

The Plan shall be administered by the Board. The Board shall have full power and authority to select Participants from among those eligible, which includes all full-time and permanent employees of Chain Bridge, and to classify them as delineated in Section 6 below. The Board is also empowered to adopt and revise such rules and procedures as it deems necessary for the effective administration of the Plan. Notwithstanding any other provision contained herein, the decision of the Board regarding any question that arises concerning the individuals selected for awards, the amount, terms, form, and time of payment of awards, and the interpretation of this Plan shall be final, conclusive, and binding.

Section 4. Individual Performing Calculation

The individual performing the calculation of Plan payments will be the Chief Administrative Officer of the Bank or other qualified individual as appointed by the Board.

Section 5. Audit

The Audit Committee, at the direction of the Board, shall reserve the right to annually engage a qualified audit firm to review and validate Plan calculations prior to payments being made to Participants.

Section 6. Participation

Employees of the Bank who are approved by the Board are eligible to participate in the Plan. Each Participant in the Plan shall be classified as a Tier I Officer, Tier II Officer, Tier III Officer, Tier IV Officer, or Tier V Employee for purposes of the Plan. In selecting and classifying Participants, the Board shall consider an individual’s position and potential impact on the Company’s and Bank’s business results and performance. The selection of Participants, their classification as a Tier I Officer, Tier II Officer, Tier III Officer, Tier IV Officer, or Tier V Employee and thus their respective portions of the target incentive compensation, shall be determined annually by the Board and promptly communicated in writing to Participants.

Section 7. Awards

7.1Total Incentive Compensation: The aggregate incentive compensation granted to all Participants within the present Award Year will be limited to 20% of the Plan’s net income used to calculate the Return on Average Equity for the Plan. This limit pertains to the incentive compensation award, excluding other amounts such as taxes and 401k contributions.

7.2Incentive Compensation Components: Incentive compensation calculation is comprised of two elements: financial performance and risk management performance. Points from each category will be accumulated to compute the total points earned. Negative points in one component will offset points acquired in the other. Incentive compensation points can be obtained from each component as detailed below.

7.3Incentive Compensation Financial Component: Participants can accrue incentive compensation points contingent on Chain Bridge’s financial performance, particularly Average Asset Growth and Return on Average Equity. A Grid, provided in Exhibit 1, details the potential points achievable based on various combinations of Average Asset

Growth and Return on Average Equity, representing their respective importance to stockholders. Fractional points can be obtained in both categories, calculated on a pro-rated basis.

7.4Incentive Compensation Risk Management Component: Participants can also accrue or forfeit incentive compensation points based on the Company’s risk management performance. Risk management performance is quantitatively measured by considering a mix of factors [***]. Points are assigned or deducted based on performance in each domain, with a summary of the calculation process provided in Exhibit 1. [***]. Points will be assigned or deducted on a pro-rated basis according to the fractional performance rating.

7.8Incentive Compensation Calculation: The calculation of each Participant’s incentive compensation involves adding financial compensation points and risk management component points for the Award year. The incentive compensation award for each Tier I to V Officer or Employee will be their respective salary paid multiplied by a certain percentage of the incentive compensation points divided by 100. For Tier I, it is 100%; Tier II, 85%; Tier III, 75%; Tier IV, 65%, and Tier V, 55%. Refer to Section 8 for payments to Participants not employed by the Bank for the entire Award Year.

7.9Compliance Training Requirement: Participants must satisfactorily complete all training mandated by the Bank’s compliance policy to be eligible for the incentive compensation award. Those failing to complete the required compliance training by December 31st of the current Plan year will be ineligible for the award.

Section 8. Payment

8.1Normal Payment. Incentive compensation awards shall be earned as of the last business day of the Award Year. Participants must be Chain Bridge employees in active status, or on approved leave of absence, on the last business day of the Award Year with the exception of situations described in Section 8.2. Payment of incentive compensation awards shall be made via payroll, less applicable tax and other withholding, in cash within sixty (60) days following the end of the Award Year, but in no event before the Bank has filed its year-end Call Report.

8.2Payment Under Conditions of Termination. If termination of employment occurs during an Award Year due to retirement post the Retirement Date, death, or total disability, the Participant will be deemed to have earned an incentive award proportional to their actual salary paid in the Award Year. The distribution of this payment will be in accordance with Section 8.1.

However, if the termination of employment transpires for reasons other than retirement post the Retirement Date, death, total disability, or approved leave of absence, no incentive compensation will be considered earned for the Award Year in which the termination takes place.

8.3Payment to Participants who are not Employees as of the first business day of the Award Year. Participants must be employed on or before December 1 of the current award year and must be employed continuously through the last day of the award year to be eligible for the incentive awards. All Participants’ incentive awards will be based on their actual salary paid in the Award Year.

Section 9. Clawback Provision

Incentive compensation awarded under this Plan shall be subject recovery or “clawback” as set forth in the Company’s Policy for Recoupment of Incentive Compensation, as adopted by the Board.

Section 10. Dissolution or Merger

If the Company or the Bank should be liquidated and/or dissolved or if the Company or the Bank should become a party to a merger or consolidation in which it is not the surviving corporation, the Plan shall be frozen, and the amount of the Participants’ incentive compensation shall be determined based on results through the date of such dissolution, merger, or consolidation.

Section 11. Amendment and Termination

The Board may, at any time, terminate, modify or amend this Plan. No termination or amendment shall, without the consent of the Participants, adversely affect the rights of such Participants in previously earned incentive compensation awards. No awards may be made under this Plan at any time if, in the opinion of the Board, the overall financial condition of the Company or the Bank is unsound.

Section 12. Other Conditions

12.1Assignment. No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge, and bankruptcy. In the event of Participant’s death, payment shall be made to the Participant’s designated beneficiary, or in the absence of such designation, to the Participant’s estate.

12.2Right of Employment. The receipt of an award under the Plan shall not give any employee any right to continued employment by the Bank, and the right to dismiss any employee is specifically reserved to the Bank. The receipt of an award with respect to any one year shall not give an employee the right to receive an award with respect to any subsequent year.

12.3Withholding for Taxes. The Bank shall have the right to deduct from all payments under this Plan any federal or state taxes required by law to be withheld with respect to such payments.

12.4In the sole discretion of the Board, the Award may be reduced or eliminated if the Participant has not demonstrated satisfactory performance or conduct consistent with Chain Bridge’s Code of Business Ethics and Conduct, mission, shared values, and leadership skills.

Section 13. Legal Considerations

In the event that the terms of this Plan conflict with any law, the conflicting terms will be deemed to be modified to the minimum extent necessary to comply with that law. This Plan shall be governed and interpreted in accordance with the laws of the Commonwealth of Virginia.

Section 14. Effective Date

The effective date of this Plan shall be the date of its adoption by the Board.

Acknowledgement:

Employee acknowledges receipt of this Incentive Compensation Plan and further acknowledges that he or she has read and agrees to the terms outlined herein.

By:___________________________________________

Printed Name:___________________________________

Date:__________________________________________